Exhibit 99.3

AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

Our share repurchase program may provide an opportunity for stockholders to have their shares of common stock repurchased by us, subject to certain restrictions and limitations. Notwithstanding anything in this share repurchase program to the contrary, in connection with the pending merger transaction with Steadfast Apartment REIT, Inc., beginning with repurchases made on the repurchase date (as defined below) with respect to the third quarter of 2019, we will only repurchase shares in connection with the death or disability (as defined below) of a stockholder in accordance with the terms described herein. We expect the board of directors of the combined company to determine the terms of the share repurchase program at a later date following consummation of the merger transaction.

No shares can be repurchased under our share repurchase program until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within 270 days after the death or disability of a stockholder.

The purchase price for shares repurchased under our share repurchase program will be as follows:

Share Purchase Anniversary	Repurchase Price on Repurchase Date(1) (2) (3)
Less than 1 year	No Repurchase Allowed
1 year	92.5% of Lesser of Purchase Price or Estimated Value per Share
2 years	95.0% of Lesser of Purchase Price or Estimated Value per Share
3 years	97.5% of Lesser of Purchase Price or Estimated Value per Share
4 years	100.0% of Lesser of Purchase Price or Estimated Value per Share
In the event of a stockholder’s death or disability	Average Issue Price for Shares(4)

(1)

As adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock. Repurchase price includes the full amount paid for each share, including all sales commissions and dealer manager fees.

(2)

For purposes of the share repurchase program, until the day we publicly disclose a new estimated value per share, the purchase price for shares purchased under our share repurchase program will equal, exclusively, the purchase price paid for the shares. Thereafter, the repurchase price will be a graduated percentage of the lesser of the purchase price or the estimated value per share in effect at the time of repurchase. The estimated value per share will be determined by our board of directors, based on periodic valuations by independent third-party appraisers and qualified independent valuation experts selected by our advisor.

(3)

For purposes of the share repurchase program, the “Estimated Value per Share” will equal the most recent publicly disclosed estimated value per share determined by the Company’s board of directors. On October 12, 2018, the Company publicly disclosed an estimated value per share of $22.54 for each class of shares of its common stock based on valuations by independent third-party appraisers or qualified valuation experts.

(4)

The purchase price per share for shares repurchased upon the death or disability of a stockholder will be equal to the average issue price per share for all of the stockholder’s shares. The required one-year holding period to be eligible to have shares repurchased under our share repurchase program does not apply to repurchases requested within 270 days after the death or disability of a stockholder. For purposes of our share repurchase program a “disability” means (a) the stockholder has received a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be repurchased, and (b) the determination of such disability was made by the governmental agency responsible for reviewing and awarding the disability retirement benefits that the stockholder could be eligible to receive, which we refer to as the “applicable governmental agency.” The applicable governmental agencies are limited to the following: (i) the Social Security Administration; (ii) the U.S. Office of Personnel Management with respect to disability benefits under the Civil Service Retirement System, or CSRS; or (iii) the Veteran’s Administration; and in each case, the agency charged with administering disability benefits at that time on behalf of one of the applicable governmental agencies. Disability determinations by governmental agencies other than those listed above, including, but not limited to, worker’s compensation insurance or the administration or enforcement of the Rehabilitation Act of 1973, as amended, or the ADA will not entitle a stockholder to the terms available for the repurchase of shares. Repurchase requests following an award by the applicable governmental agency of disability, such as the Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge, as the case may be, or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits. As the following disabilities generally do not entitle a worker to Social Security or related disability benefits, they will not qualify as a “disability” for purposes of our share repurchase program: (a) disabilities occurring after the legal retirement age; (b) temporary disabilities; and (c) disabilities that do not render a worker incapable of performing substantial gainful activity. However, where a stockholder requests the repurchase of shares due to a disability and the stockholder does not have a disability that meets the definition described above, but is subject to similar circumstances, our board of directors may repurchase the stockholder’s shares, in its sole discretion.

The purchase price per share for shares repurchased pursuant to our share repurchase program will be further reduced by the aggregate amount of net proceeds per share, if any, distributed to our stockholders prior to the repurchase date as a result of the sale of one or more of our assets that constitutes a return of capital distribution as a result of such sales.

Repurchases of shares of our common stock will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the repurchase date. Stockholders may withdraw their repurchase request at any time up to three business days prior to the repurchase date.

We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all repurchase requests made in any quarter. In the event that we do not have sufficient funds available to repurchase all of the shares of our common stock for which repurchase requests have been submitted in any quarter, such outstanding repurchase requests will automatically roll over to the subsequent quarter and priority will be given to repurchase requests in the case of the death or disability of a stockholder. If we repurchase less than all of the shares subject to a repurchase request in any quarter, with respect to any shares which have not been repurchased, you can (1) withdraw your request for repurchase or (2) ask that we honor your request in a future quarter, if any, when such repurchases can be made pursuant to the limitations of the share repurchase program and when sufficient funds are available. Such pending requests will be honored among all requests for redemptions in any given repurchase period as follows: first, pro rata as to repurchases sought upon a stockholder’s death or disability; and, next, pro rata as to other repurchase requests.

Shares repurchased under the share repurchase program to satisfy the pro rata required minimum distribution of shares held in a qualified retirement account will be repurchased on or after the first anniversary of the date of purchase of such shares at 100.0% of the purchase price or at 100.0% of the estimated value per share, as applicable.

We are not obligated to repurchase shares of our common stock under the share repurchase program. The share repurchase program limits the number of shares to be repurchased in any calendar year to (1) 5% of the weighted average number of shares of our common stock outstanding during the prior calendar year and (2) those that could be funded from the net proceeds from the sale of shares under our distribution reinvestment plan in the prior calendar year, plus such additional funds as may be reserved for that purpose by our board of directors. Such sources of funds could include cash on hand, cash available from borrowings and cash from liquidations of securities investments as of the end of the applicable month, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets. There is no fee in connection with a repurchase of shares of our common stock.

Our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time upon 30 days’ notice to our stockholders. Therefore, you may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program. The share repurchase program will terminate in the event that a secondary market develops for our shares of common stock.

We may provide notice to our stockholders by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed or furnished with the SEC or (b) in a separate mailing to our stockholders. During our offering, we will also include such information in a prospectus supplement or post-effective amendment to our registration statement, as required under federal securities laws.